Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated January 30, 2015, relating to the financial statements of Yorkville High Income MLP ETF and Yorkville High Income Infrastructure MLP ETF, each a series of Exchange Traded Concepts Trust, for the year ended November 30, 2014, and to the references to our firm under the headings “Comparison of Other Service Providers” and “Financial Statements and Experts” in the Proxy Statement/Prospectus and “Financial Statements” in the Statement of Additional Information, which is part of this Registration Statement.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

September 18, 2015